SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G (Rule 13d-102)
Information to Be Included in Statements Filed Pursuant to
Rules 13d-1 (b), (c) and (d) and Amendments
Thereto Filed Pursuant To 13d-2

Under the Securities Exchange Act of 1934
(Amendment No. )

(Name of Issuer) eHi Car Services Limited

(Title of Class of Securities) American depository shares,one of which represents two Class A ordinary shares
                               ,par value US$0.001 per share

(CUSIP Number)                 26853A100


(Date of Event which Requires Filing of this Statement) 29 December 2017


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| | Rule 13d-1(b)
|X| Rule 13d-1(c)
| | Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.NAMES OF REPORTING PERSONS:
GREENWOODS ASSET MANAGEMENT LIMITED.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,142,262 American depositary shares


7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,142,262 American depositary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,142,262 American depositary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.77%


12.

TYPE OF REPORTING PERSON (see instructions)
FI


1.NAMES OF REPORTING PERSONS:
GREENWOODS ASSET MANAGEMENT HOLDINGS LIMITED.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,142,262 American depositary shares

7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,142,262 American depositary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,142,262 American depositary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.77%


12.

TYPE OF REPORTING PERSON (see instructions)
HC

1.NAMES OF REPORTING PERSONS:
UNIQUE ELEMENT GROUP

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,142,262 American depositary shares

7.
SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,142,262 American depositary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,142,262 American depositary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.77%


12.

TYPE OF REPORTING PERSON (see instructions)
HC

1.NAMES OF REPORTING PERSONS:
JINZHI JIANG

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
NOT APPLICABLE


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)X

3.
SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION:
PEOPLE'S REPUBLIC OF CHINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.
SOLE VOTING POWER:
0


6.

SHARED VOTING POWER:
2,142,262 American depositary shares


7.SOLE DISPOSITIVE POWER:
0


8.
SHARED DISPOSITIVE POWER:
2,142,262 American depositary shares






9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,142,262 American depositary shares


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.77%


12.

TYPE OF REPORTING PERSON (see instructions)
HC










Item 1.

(a)
Name of Issuer
eHi Car Services Limited


(b)
Address of Issuers Principal Executive Offices
388 Daduhe Road No.5 (12th Floor), Putuo District Shanghai 200062, China


Item 2.

(a)
Name of Person Filing

GREENWOODS ASSET MANAGEMENT LIMITED (GAML)
GREENWOODS ASSET MANAGEMENT HOLDINGS LIMITED (GAMHL)
UNIQUE ELEMENT CORP (UEC)
JINZHI JIANG (JIANG)

(b)
Address of the Principal Office or, if none, residence
FOR GAML: Cricket Square, Hutchins Drive,
P.O. Box 2681, Grand Cayman, KY1111-1, Cayman Islands

FOR GAMHL & UEC: Sea Meadow House, Blackburne Highway,
Road Town, Tortola, British Virgin Islands

FOR JIANG: 27/F, 1155 Fangdian Road, Kerry Parkside Office
Shanghai, PR China 201204


(c)
Citizenship
FOR GAML: CAYMAN ISLANDS
FOR GAMHL & UEC: BRITISH VIRGIN ISLANDS
FOR JIANG: PEOPLES REPUBLIC OF CHINA


(d)
Title of Class of Securities
American depositary shares, one of which represents two
Class A ordinary shares, par value US$0.001 per share



(e)
CUSIP Number
26853A100




Item 3.If this statement is filed pursuant to ss240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)

Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).


(b)

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c).

(d)
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


(e)
An investment adviser in accordance with SS240.13d-1(b)(1)(ii)(E);

(f)

An employee benefit plan or endowment fund in accordance with SS240.13d-1(b)(1)(ii)(F);


(g)
A parent holding company or control person in accordance with SS240.13d-1(b)(1)(ii)(G);


(h)
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

Group, in accordance with ?240.13d-1(b)(1)(ii)(J)


Item 4.Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:
2,142,262 American depositary shares

(b)

Percent of class:5.77%

(c)
Number of shares as to which the person has:
2,142,262 American depositary shares


(i)
Sole power to vote or to direct the vote
0


(ii)
Shared power to vote or to direct the vote
2,142,262 American depositary shares


(iii)
Sole power to dispose or to direct the disposition of
0


(iv)
Shared power to dispose or to direct the disposition of 2,142,262 American depositary shares







Item 5.Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.


Item 6.Ownership of More than Five Percent on Behalf of Another Person. NOT APPLICABLE

Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
NOT APPLICABLE

Item 8.Identification and Classification of Members of the Group.
NOT APPLICABLE

Item 9.Notice of Dissolution of Group.
NOT APPLICABLE

Item 10.Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

 12 February 2018
Signature

      /s/ WONG,Pak Kin
Name/Title
     WONG,Pak Kin/HEAD OF COMPLIANCE